UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) September 5, 2006
CKE RESTAURANTS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-11313 (Commission File Number)	33-0602639 (IRS Employer Identification No.)

6307 Carpinteria Ave., Ste. A, Carpinteria, California (Address of principal executive offices)		93013 (Zip Code)
Registrant’s telephone number, including area code: (805) 745-7500

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.
SIGNATURES

Item 1.01. Entry Into a Material Definitive Agreement.
     On and effective September 5, 2006, following recommendations and approvals by the Compensation Committee and the Nominating & Corporate Governance Committee of the Board of Directors of CKE Restaurants, Inc. (the “Company”), the Board of Directors approved and adopted certain changes to director retainer and meeting fees and the initial and annual equity grant component of compensation payable to non-management directors for Board and Board committee participation. The newly adopted compensation arrangements are set forth in the following table:

	Cash Payment(1)(4)	Equity Payment(2)(3)

Initial Equity Payment

All Non-management Directors:	—	Options to purchase 25,000 shares of common stock and 10,000 shares of restricted common stock

Base Annual Retainer

All Non-management Directors:	$50,000	Options to purchase 15,000 shares of common stock and 7,500 shares of restricted common stock

Additional Annual Retainers

Chairman of the Board:	$125,000	Options to purchase 35,000 shares of common stock

Chairman of the Audit Committee:	$75,000	Options to purchase 5,000 shares of common stock and 2,500 shares of restricted common stock

Other Audit Committee Members:	—	Options to purchase 5,000 shares of common stock

Chairman of the Compensation Committee:	$35,000	2,500 shares of restricted common stock

Chairman of the Nominating & Corporate
Governance Committee:	$35,000	2,500 shares of restricted common stock

Per Meeting Fees (Board and Committee)

All Non-management Directors:	$2,000	—
	($1,000 if telephonic)

(1)	Each director may elect to receive shares of restricted common stock, valued at a 20% premium, in lieu of all or a part of the cash portion of his or her annual retainer and meeting fees.

(2)	Each director may elect to receive shares of restricted common stock in lieu of all or a part of his or her initial and annual grant of options. The number of shares of restricted common stock granted to such director will be equal to one-half the number of shares under the options forfeited.

(3)	Options to purchase common stock and shares of restricted stock will vest in equal increments over a two-year period.

(4)	The Company also reimburses directors for reasonable travel and lodging expenses.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CKE RESTAURANTS, INC.
Date: September 11, 2006	/s/ Theodore Abajian
Theodore Abajian
Executive Vice President and Chief Financial Officer